EXHIBIT 21.

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Organization	% of ownership by United Fire or one of its subsidiaries
United Life Insurance Company	Iowa	100% owned by United Fire
Lafayette Insurance Company	Louisiana	100% owned by United Fire
Addison Insurance Company	Illinois	100% owned by United Fire
American Indemnity Financial Corporation	Delaware	100% owned by United Fire
American Indemnity Company	Texas	99.9% owned by American Indemnity Financial Corporation
United Fire & Indemnity Company	Texas	100% owned by American Indemnity Company
Texas General Indemnity Company	Colorado	100% owned by American Indemnity Company
United Fire Lloyds	Texas	Operationally and financially controlled by United Fire & Indemnity Company

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